Exhibit 99.1
Repros Therapeutics Inc. Reports Fourth Quarter and Year End 2008 Financial Results
THE WOODLANDS, Texas — March 16, 2009 — Repros Therapeutics (NasdaqGM: RPRX) today announced financial results for the year and fourth quarter ended December 31, 2008.
Financial Results
Net loss for the three-month period ended December 31, 2008, was ($5.9) million or ($0.39) per share as compared to a net loss of ($3.3) million or ($0.26) per share for the same period in 2007. Net loss for the twelve-month period ended December 31, 2008 was ($25.2) million or ($1.88) per share as compared to ($13.7) million or ($1.09) per share for the same period in 2007. The increase in loss for the three-month and twelve-month periods ended December 31, 2008 as compared to the same period in 2007 was primarily due to increased expenses in clinical development activities for Proellex and bulk compound manufacturing scale-up activities for Proellex, partially offset by a decrease in our clinical and preclinical activities for Androxal.
Research and development (“R&D”) expenses increased 82% or approximately $10.2 million to $22.6 million for the year ended 2008 as compared to $12.4 million in 2007. Our primary R&D expenses for 2008 and 2007 are shown in the following table (in thousands):

	December 31,	December 31,
Research and Development	2008	2007	Variance	Change (%)
Proellex clinical development	$17,788	$6,661	$11,127	167%
Androxal clinical development	2,370	3,938	(1,568)	(40)%
Payroll and benefits	1,154	889	265	30%
Operating and occupancy	1,263	932	331	36%

Total	$22,575	$12,420	$10,155	82%

The increase in R&D expenses for the year ended 2008 is due primarily to the increase in clinical activities in the development of Proellex® for three indications which include a pre-surgical treatment of anemia associated with uterine fibroids, a chronic treatment of symptoms associated with uterine fibroids and as a chronic treatment of symptoms associated with endometriosis.
This increase in expenses was offset by a decrease in clinical development expenses relating to Androxal which is no longer being developed for the treatment of secondary hypogonadism. We are currently developing Androxal as a treatment for men with low testosterone that want to maintain or improve their fertility and sperm function. In addition, we are exploring the feasibility of developing Androxal for Type 2 diabetes.
General and administrative expenses (“G&A”) increased 10% to approximately $3.1 million for 2008 as compared to $2.8 million for 2007. Our primary G&A expenses for 2008 and 2007 are shown in the following table (in thousands):

	December 31,	December 31,
General and Administrative	2008	2007	Variance	Change (%)
Payroll and benefits	$1,478	$1,489	($11)	(1)%
Operating and occupancy	1,582	1,299	283	22%

Total	$3,060	$2,788	$272	10%

G&A payroll and benefit expense of $1.5 million for both 2008 and 2007 include a non-cash charge relating to stock option expense of $482,000 for the year ended 2008 as compared to $625,000 in the year 2007. Additionally, salaries for the year ended 2008 were $891,000 as compared to $763,000 for 2007. G&A operating and occupancy expenses increased 22% or approximately $283,000 to $1.6 million in 2008 as compared to $1.3 million in 2007 primarily due to an increase in professional services of $321,000 offset by a decrease in various administrative and travel expenses.
Interest income decreased 71% to $433,000 in 2008 as compared to $1.5 million for 2007. This decrease was primarily due to lower combined cash, cash equivalents and marketable securities balances and reduced interest rate yields that have occurred as we moved our cash investments solely into a money market mutual fund.
As of December 31, 2008 we had 15,174,904 shares of common stock outstanding.
Liquidity and Going Concern Uncertainty
As of December 31, 2008, we had cash, cash equivalents and marketable securities of approximately $19.5 million as compared to $25.9 million at December 31, 2007. Based on our current planned clinical programs, we will need to raise additional capital in the third quarter of 2009. There can be no assurances that such capital will be available to us. Our Annual Report on Form 10-K for the year ended December 31, 2008, is to be filed on March 16, 2009, and includes an explanatory paragraph in the report of its independent registered public accounting firm that there is substantial doubt about Repros’ ability to continue as a “going concern.” Repros also received a similar going concern opinion for the year ended December 31, 2007.
Live Conference Call
Repros management will hold a conference call to provide an update on the company’s progress and to answer investor questions at 12:00 noon CT on March 16, 2009.
Conference Call Information
Domestic callers: 866-282-4865
International callers: 702-495-1343
Passcode: 90105059
Approximately two hours after the conclusion of the conference call, a replay will be available for 48 hours. To access the replay, dial 800-642-1687 (Domestic) and 706-645-9291 (International) and enter the passcode #90105059. The replay will also be available on the Repros website, www.reprosrx.com approximately 24 hours after the call ends.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     For more information, please visit the Company’s website at http://www.reprosrx.com.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenues
Interest income	$28	$352	$433	$1,508

Total revenues	28	352	433	1,508

Expenses
Research and development	5,060	2,989	22,575	12,420
General and administrative	824	670	3,060	2,788

Total expenses	5,884	3,659	25,635	15,208

Net loss	$(5,856)	$(3,307)	$(25,202)	$(13,700)

Net loss per share — basic and diluted	$(0.39)	$(0.26)	$(1.88)	$(1.09)

Weighted average shares used in loss per share calculation:
Basic	15,149	12,775	13,372	12,524
Diluted	15,149	12,775	13,372	12,524
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007

Cash and cash equivalents	$19,470	$1,779
Marketable securities	—	24,124
Other currents assets	1,392	479
Fixed assets (net)	28	47
Other assets (net)	1,713	1,170

Total assets	$22,603	$27,599

Accounts payable and accrued expenses	$6,989	$3,539
Stockholders’ equity	15,614	24,060

Total liabilities and stockholders’ equity	$22,603	$27,599

Contacts:	Repros Therapeutics Inc., The Woodlands Joseph S. Podolski, 281-719-3447 Chief Executive Officer